                SUBSIDIARIES OF CINEMASTAR LUXURY THEATERS, INC.

CinemaStar Luxury Cinemas, Inc., a California corporation, 100% owned

CinemaStar Luxury Theaters, S.A. de C.V., a Mexican corporation, 75% owned